Exhibit 99.1
(FOR IMMEDIATE RELEASE)
CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Kelly Hennessy, Pure Communications
(617) 699-5684
EPIX Receives FDA Response to Vasovist™ Appeal
Blinded Re-read of Phase 3 Vasovist Images May Provide Path to Approval; Additional Clinical
Trials No Longer Required
Company to Hold Investor Conference Call on Tuesday, June 19, 2007 at 8:00 a.m. EDT
LEXINGTON, Mass., June 18, 2007 — EPIX Pharmaceuticals, Inc. (NASDAQ: EPIX) today announced that it has received a response from the U.S. Food and Drug Administration (FDA) regarding the company’s appeal for immediate approval of Vasovist™ (gadofosveset trisodium injection). In this response, the FDA, while denying the immediate approval of Vasovist, indicated that further clinical trials may not be necessary to gain approval. The FDA had previously indicated that one or two additional pivotal clinical trials would be required for approval. Instead, the FDA now stated that a blinded re-read of the images obtained from the previously completed Phase 3 clinical trials of Vasovist could support approval of Vasovist if the results are positive.
“We are delighted that the FDA has provided a potential path to approval for Vasovist without the requirement for additional clinical studies. Specifically, the FDA has now accepted that the image acquisition in the four previously conducted Phase 3 studies was of sufficient quality to potentially provide substantial evidence of the efficacy of Vasovist,” stated Andrew Uprichard, M.D., president and head of research and development at EPIX. “In its letter, the FDA stated that it recommends the currently available images from the pivotal studies be re-analyzed as the core of evidence needed to support the potential approval of Vasovist.”
The response from the FDA is a result of a formal appeal EPIX filed on February 28, 2007 to the director of the Center for Drug Evaluation and Research (CDER) at the FDA, asking the CDER director to approve the company’s novel blood-pool imaging agent Vasovist. In its response, the FDA strongly recommended that EPIX work closely with the FDA to develop the appropriate protocol for the re-read in a Special Protocol Assessment (SPA)-like fashion, including how the reading will be done, how the data from the re-reading will be analyzed and a plan for statistical analysis, prior to conducting a re-read of the images. EPIX intends to quickly begin working with the

FDA’s Division of Medical Imaging and Hematology Products to develop a jointly agreed-upon protocol for the blinded re-analysis of the Phase 3 images. After the re-reads are completed and an amended submission is provided by EPIX, the FDA will have up to 180 days to review the submission.
Conference Call Details
EPIX has scheduled an investor conference call for June 19, 2007, at 8:00 a.m. EDT to further discuss the FDA’s response and the company’s next steps. The live webcast can be accessed by visiting the investor relations section of EPIX’s website at http://www.epixpharma.com. The call can be accessed by dialing 1-866-800-8652 (domestic) or 1-617-614-2705 (international) five minutes prior to the start time and providing the pass code 61839417. A replay of the call will be available on the EPIX website approximately two hours after completion of the call and will be archived for 30 days.
About Vasovist™
Vasovist is an injectable intravascular contrast agent designed to provide visual imaging of the vascular system through MRA. The initial target indication for Vasovist is for use in magnetic resonance angiography imaging of non-coronary vascular disease. Vasovist has been approved for marketing in 32 countries including all 27 member states of the European Union, Norway, Iceland, Switzerland, Australia and Canada. The marketing rights to Vasovist are held by Bayer Schering Pharma AG, Germany, a part of Bayer AG. Vasovist is currently marketed in 16 European countries, including among others Germany, the Netherlands, Norway, Sweden, Denmark, United Kingdom and Switzerland.
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering, developing and commercializing novel pharmaceutical products through the use of proprietary technology to better diagnose, treat and manage patients. The company has five internally-discovered therapeutic and imaging drug candidates currently in clinical trials targeting conditions such as depression, Alzheimer’s disease, cardiovascular disease and obesity. These drug candidates include PRX-08066 in Phase 2 clinical development for pulmonary hypertension associated with chronic obstructive pulmonary disease, PRX-03140 which is in a Phase 2a clinical trial in Alzheimer’s disease, PRX-00023 which is in Phase 2b clinical development to treat major depression, and PRX-07034, which recently completed a Phase 1b trial and is in clinical development for the treatment of obesity and cognitive impairment. The company also has a blood-pool imaging agent (Vasovist™) approved in 32 countries and marketed in Europe. EPIX has collaborations with leading organizations, including GlaxoSmithKline, Amgen, Cystic Fibrosis Foundation Therapeutics, and Bayer Schering Pharma AG, Germany. For more information, please visit the company’s website at www.epixpharma.com.
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations of management. These statements relate to, among other things, our expectations regarding the progress, timing and results of our clinical development program for Vasovist and management’s plans, objectives and strategies.

These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: risks that product candidates, including Vasovist, may fail to demonstrate sufficient efficacy or may not be successfully marketed or manufactured; failure to reach agreement with the FDA on appropriate protocols for the blinded re-analysis of Vasovist Phase 3 clinical trial images; risks relating to the our ability to advance the development of product candidates currently in the pipeline or in clinical trials, any failure to comply with regulations relating to Vasovist and our other product candidates, including FDA requirements; failure to obtain the financial resources to complete development of product candidates; the risk that the FDA may interpret the results of our studies, including any blinded re-read of Vasovist-enhanced images, differently than we have; competing products may be more successful; our inability to interest potential partners in our technologies and products; our inability to achieve commercial success for our products and technologies; the possibility of delays in the research and development necessary to select drug development candidates; the risk that we may be unable to successfully secure regulatory approval of and market Vasovist and our other drug candidates; and risks of new, changing and competitive technologies and regulations in the U.S. and internationally. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.
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